Exhibit (a)(1)(A)

DOMINION ENERGY, INC.

OFFER TO PURCHASE

FOR CASH ANY AND ALL OUTSTANDING

4.65% SERIES B FIXED-RATE RESET CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

(CUSIP/ISIN NO. 25746UDD8/US25746UDD81)

AT A PURCHASE PRICE OF $997.50 PER SHARE, PLUS ACCRUED AND UNPAID DIVIDENDS

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 4, 2024, UNLESS DOMINION ENERGY, INC. EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).

Dominion Energy, Inc., a Virginia corporation (the “Company,” “we,” “our” and “us”), hereby offers to purchase for cash any and all of its outstanding 4.65% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value, with a $1,000 liquidation preference per share (the “Series B Preferred Shares”), at a purchase price of $997.50 per share, plus Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitutes the “Offer”). As of the date hereof, there are 800,000 Series B Preferred Shares (representing $800 million in aggregate liquidation preference) issued and outstanding.

As used in this Offer to Purchase, “Accrued Dividends” means, for each $1,000 liquidation preference of the Series B Preferred Shares, accrued and unpaid dividends from and including December 15, 2023 (which is the most recent dividend payment date with respect to such Series B Preferred Shares) up to, but not including, the Settlement Date (as defined herein), assuming for the purposes of the Offer that a dividend for such Series B Preferred Shares had in fact been declared during such period.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Series B Preferred Shares validly tendered (and not validly withdrawn) is conditioned upon the satisfaction of certain conditions, including the Financing Condition (as defined herein). The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is satisfied or waived). See Section 6, which sets forth in full the conditions to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES B PREFERRED SHARES, AND NO ONE HAS BEEN AUTHORIZED BY THE COMPANY OR ITS BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SERIES B PREFERRED SHARES IN THE OFFER.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Barclays Capital Inc., J.P. Morgan Securities LLC or Mizuho Securities USA LLC (collectively, the “Dealer Managers”) for the Offer, or D.F. King & Co., Inc., the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Dealer Managers for the Offer are:

Barclays	J.P. Morgan	Mizuho

The date of this Offer to Purchase is May 7, 2024

IMPORTANT

The purpose of the Offer is to reduce our future dividend payments. The Company intends to pay the consideration payable by it pursuant to the Offer, and the fees and expenses incurred by it in connection therewith, with a portion of the net proceeds from the Company’s public offering (the “Notes Offering”) of $2.0 billion of junior subordinated notes (the “Notes”). The Offer is conditioned upon the satisfaction of certain conditions, including the Financing Condition. The Notes Offering priced on May 6, 2024 and is expected to close on May 20, 2024, subject to customary closing conditions, at which time the Financing Condition will be satisfied. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Notes Offering constitute an offer to sell or a solicitation of an offer to buy any Notes.

All of the Series B Preferred Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Series B Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to D.F. King & Co., Inc., the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Preferred Shares into the Tender Agent’s applicable DTC account. If your Series B Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Series B Preferred Shares. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series B Preferred Shares in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Series B Preferred Shares in the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Information Agent or the Dealer Managers. The Company’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Series B Preferred Shares and, if so, how many.

The Company is not making the Offer to holders of Series B Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Series B Preferred Shares would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Series B Preferred Shares in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. You should read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

The Offeror	The Offer is being made by Dominion Energy, Inc., a Virginia corporation incorporated in 1983. The Company’s principal executive offices are located at 120 Tredegar Street, Richmond, Virginia 23219 and its telephone number is (804)-819-2284. See Section 9.

Terms of the Offer	We are offering to purchase for cash any and all of the Series B Preferred Shares at a purchase price of $997.50 per share, plus Accrued Dividends, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. As of the date hereof, there are 800,000 Series B Preferred Shares (representing $800 million in aggregate liquidation preference) issued and outstanding. See Section 1.

Source and Amount of Funds	If the Offer is fully subscribed, the Company will pay $815,670,000, including Accrued Dividends, for the Series B Preferred Shares purchased pursuant to the Offer. The Company intends to pay the consideration payable by it pursuant to the Offer, and the fees and expenses incurred by it in connection therewith, with a portion of the net proceeds from the Notes Offering. The Offer is conditioned upon the satisfaction of certain conditions, including the Financing Condition. The Notes Offering priced on May 6, 2024 and is expected to close on May 20, 2024, subject to customary closing conditions, at which time the Financing Condition will be satisfied. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Notes Offering constitute an offer to sell or a solicitation of an offer to buy any Notes. See Section 8.

Time to Tender	You may tender Series B Preferred Shares until the Offer expires. The Offer will expire one minute after 11:59 P.M., New York City time, on June 4, 2024, unless the Company extends or earlier terminates the Offer (such time and date, as they may be extended or earlier terminated, the “Expiration Date”). See Section 1.

The Company may choose to extend the Offer for any reason, subject to applicable laws. The Company cannot assure you that it will extend the Offer or, if it does, the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline. See Section 3.

Extension, Amendment, and	The Company reserves the right to extend or amend the Offer.

Termination of the Offer	If the Company extends the Offer, it will delay the acceptance of any Series B Preferred Shares subject to the Offer that have been tendered. The Company reserves the right to terminate the Offer under certain circumstances. See Section 6 and Section 15.

The Company will issue a press release by 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date if it decides to extend the Offer. The Company will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Purpose of the Offer	The purpose of the Offer is to reduce our future dividend payments. See Section 2.

Conditions of the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Series B Preferred Shares validly tendered (and not validly withdrawn) is subject to satisfaction of certain conditions, including the Financing Condition. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is satisfied or waived). The Offer is not conditioned upon a minimum number of Series B Preferred Shares having been tendered. See Section 6, which sets forth in full the conditions to the Offer.

Procedures for Tendering Series B Preferred Shares	The Offer expires on the Expiration Date, which is one minute after 11:59 P.M., New York City time, on June 4, 2024, unless the Company extends or earlier terminates the Offer. To tender your Series B Preferred Shares prior to the Expiration Date, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal. See Section 3.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Series B Preferred Shares in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Series B Preferred Shares may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Series B Preferred Shares must continue to hold their Series B Preferred Shares in an amount equal to at least $1,000 liquidation preference per share. See Section 3.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series B Preferred Shares in accordance with the procedures set forth in this Offer to Purchase. See Section 3.

Withdrawal Rights	You may withdraw any Series B Preferred Shares you have tendered at any time before the Expiration Date, which will occur one minute after 11:59 P.M., New York City time, on June 4, 2024, unless the Company extends or earlier terminates the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.

Withdrawal Procedure	You must deliver on a timely basis prior to the Expiration Date a written notice of your withdrawal to the Tender Agent at the address appearing on the last page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP. Your notice of withdrawal must specify your name, the number of Series B Preferred Shares to be withdrawn and the name of the registered holder of those Series B Preferred Shares. Some additional requirements apply for Series B Preferred Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

No Recommendation as to Whether to Tender	The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares, and no one has been authorized by the Company or its Board of Directors to make such a recommendation. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Series B Preferred Shares. See Section 17.

Untendered or Unpurchased Series B Preferred Shares

Any tendered Series B Preferred Shares that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Any Series B Preferred Shares not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. We have no obligation to accept Series B Preferred Shares that are not validly tendered before the Expiration Date. If the Offer settles, then the number of Series B Preferred Shares that remain outstanding will be reduced. This may adversely affect the liquidity of and/or increase the volatility in any market for the Series B Preferred Shares that remain outstanding after settlement of the Offer. See Section 11.

Listing	The Series B Preferred Shares are not listed on any securities exchange or included in any automated dealer quotation system. See Section 7.

Appraisal Rights	You will have no appraisal rights in connection with the Offer.

Time of Payment	Subject to the terms and upon the conditions of the Offer, the Company will pay the aggregate purchase price for all validly tendered and not validly withdrawn Series B Preferred Shares that are accepted for purchase, plus Accrued Dividends for such Series B Preferred Shares, promptly after the Expiration Date. We refer to the date on which such payment is made as the “Settlement Date.” The Company expects the Settlement Date to be June 6, 2024. See Section 5.

Payment of Brokerage Commissions	If you are a registered holder of Series B Preferred Shares and you tender your Series B Preferred Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Series B Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

U.S. Federal Income Tax Consequences	The cash received in exchange for tendered Series B Preferred Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Series B Preferred Shares, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Series B Preferred Shares. See Section 13 for a more detailed discussion.

Holders of the Series B Preferred Shares should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Payment of Stock Transfer Tax	If you are the registered holder and you instruct the Tender Agent to make the payment for the Series B Preferred Shares directly to you, then generally you will not incur any stock transfer tax. See Section 5.

Dealer Managers	The Dealer Managers are Barclays Capital Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC. See Section 16.

The Company will pay the Dealer Managers the fees described in Section 16.

Information Agent and Tender Agent	The Information Agent and Tender Agent is D.F. King & Co., Inc. See Section 16.

Further Information	You may call the Dealer Managers with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents it incorporates by reference contain statements concerning our expectations, including with respect to the consummation of the Notes Offering, plans, objectives, future financial performance and other statements that are not historical facts. In most cases, the reader can identify these forward-looking statements by such words as “path,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words. We make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

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Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding, wildfires, climate changes and changes in water temperatures and availability that can cause outages and property damage to facilities;

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The impact of extraordinary external events, such as the pandemic health event resulting from the novel coronavirus, and their collateral consequences, including extended disruption of economic activity in our markets and global supply chains;

•	Federal, state and local legislative and regulatory developments, including changes in or interpretations of federal and state tax laws and regulations;

•	The direct and indirect impacts of implementing recommendations resulting from the business review concluded in March 2024;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	Changes to regulated electric rates that we collect and regulated gas distribution, transportation and storage rates that we collect;

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Changes in rules for regional transmission organizations and independent system operators in which we join and/or participate, including changes in rate designs, changes in Federal Energy Regulatory Commission’s (“FERC”) interpretation of market rules and new and evolving capacity models;

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Risks associated with Virginia Electric and Power Company’s membership and participation in PJM Interconnection, L.L.C., including risks related to obligations created by the default of other participants;

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Risks associated with entities in which we share ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between us and third party participants and difficulties in exiting these arrangements;

•	Changes in future levels of domestic and international natural gas production, supply or consumption;

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

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The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

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Risks and uncertainties that may impact our ability to develop and construct our proposed 2.6 gigawatt offshore wind generation facility and associated interconnection facilities (the “CVOW Commercial Project”) within the currently proposed timeline, or at all, and consistent with current cost estimates along with the ability to recover such costs from customers;

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Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for greenhouse gases and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental strategy and compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•	Unplanned outages at facilities in which we have an ownership interest;

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The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

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Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•	Domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

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Additional competition in industries in which we operate, including in electric markets in which our nonregulated generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

•	Competition in the development, construction and ownership of certain electric transmission facilities in our service territories in connection with FERC Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

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Changes in demand for our services, including industrial, commercial and residential growth or decline in our service areas, changes in supplies of natural gas delivered to our pipeline system, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

•	Impacts of acquisitions, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

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The expected timing and likelihood of the completion of the sales of either or both of Fall North Carolina Holdco LLC and its consolidate subsidiaries, which following a reorganization includes Public Service Company of North Carolina, Incorporated, and Fall West Holdco LLC and its consolidated subsidiaries, which following a reorganization includes Questar Gas Company, Wexpro Company and certain other entities;

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The expected timing and likelihood of the completion of the proposed sale of a 50% noncontrolling interest in the CVOW Commercial Project to Stonepeak Partners, LLC, including the ability to obtain the requisite regulatory approvals and the terms and conditions of such approvals;

•	Adverse outcomes in litigation matters or regulatory proceedings;

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning trusts and in benefit plan trusts by us;

•	Fluctuations in energy-related commodity prices and the effect these could have on our earnings and liquidity position and the underlying value of our assets;

•	Fluctuations in interest rates;

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The effectiveness to which existing economic hedging instruments mitigate fluctuations in currency exchange rates of the Euro and Danish Krone associated with certain fixed price contacts for the major offshore construction and equipment components of the CVOW Commercial Project;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	Political and economic conditions, including inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our other filings with the SEC filed subsequent to that date. The Company’s forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Company cautions the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Company undertakes no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

CERTAIN SIGNIFICANT CONSIDERATIONS

We have not obtained a third-party determination that the Offer is fair to holders of the Series B Preferred Shares.

None of us, the Dealer Managers, the Tender Agent, or the Information Agent makes any recommendation as to whether you should tender your Series B Preferred Shares in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Series B Preferred Shares for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

There is no guarantee that tendering your Series B Preferred Shares in the Offer will put you in a better future economic position.

We can give no assurance as to the market value of the Series B Preferred Shares in the future. If you choose to tender some or all of your Series B Preferred Shares in the Offer, future events may cause an increase of the market price of the Series B Preferred Shares, which may result in a lower value realized by participating in the Offer than you might have realized if you did not tender your Series B Preferred Shares. Similarly, if you do not tender your Series B Preferred Shares in the Offer, there can be no assurance that you can sell your Series B Preferred Shares in the future at a value equal to or higher than would have been obtained by participating in the Offer.

If the Offer is successful, there may no longer be a trading market for the Series B Preferred Shares, or there may be a limited trading market for the Series B Preferred Shares and the market price for the Series B Preferred Shares may be depressed.

Depending on the amount of Series B Preferred Shares validly tendered and not validly withdrawn that are accepted for purchase in the Offer, the trading market for the Series B Preferred Shares that remain outstanding after the Offer may be more limited. A reduced trading volume for the Series B Preferred Shares may decrease the trading price and increase the volatility of the trading price of the Series B Preferred Shares that remain outstanding following the completion of the Offer.

Holders who participate in the Offer and tender their Series B Preferred Shares will no longer receive future dividends on the Series B Preferred Shares tendered.

If you tender your Series B Preferred Shares, you will no longer receive any future dividend payments that are paid on the Series B Preferred Shares tendered.

The Company may acquire the Series B Preferred Shares other than through the Offer in the future.

From time to time after the tenth business day following the Expiration Date or other termination of the Offer, to the extent permitted by applicable law, the Company may acquire the Series B Preferred Shares that remain outstanding, whether or not the Offer settles, through open market purchases or privately negotiated transactions, tender offers or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the value of the consideration paid pursuant to the Offer, and could be paid in cash or other consideration. In addition, the Company’s Amended and Restated Articles of Incorporation provide that the Company may, at its option, redeem the Series B Preferred Shares in whole or in part, from time to time, on December 15, 2024 (the “First Call Date”) or on any fifth anniversary of such date at a redemption price in cash equal to $1,000 per share, plus any accrued and unpaid dividends to, but excluding, the redemption date. The Company may elect to exercise its option to redeem its Series B Preferred Shares on the First Call Date. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue. Whether the Company makes additional acquisitions of Series B Preferred Shares in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the Series B Preferred Shares, and such other factors as the Company or its affiliates may consider relevant.

THE OFFER

Section 1. Aggregate Cash Price for Tendered Series B Preferred Shares.

General. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Series B Preferred Shares. As of the date hereof, there are 800,000 Series B Preferred Shares (representing $800 million in aggregate liquidation preference) issued and outstanding.

If you elect to participate in the Offer, you may tender a portion of or all of the Series B Preferred Shares you hold.

The consideration for the Series B Preferred Shares validly tendered and not validly withdrawn that are accepted for purchase pursuant to the Offer will be $997.50 per share, plus Accrued Dividends for such Series B Preferred Shares.

Expiration Date. The term “Expiration Date” for the Offer means one minute after 11:59 P.M., New York City time, on June 4, 2024, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event, the term Expiration Date shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company will pay for all validly tendered and not validly withdrawn Series B Preferred Shares that are accepted for purchase promptly after the Expiration Date. If the Company materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Company (i) increases or decreases the price to be paid for the Series B Preferred Shares or (ii) decreases the number of Series B Preferred Shares being sought in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Series B Preferred Shares validly tendered (and not validly withdrawn) is subject to satisfaction of certain conditions, including the Financing Condition. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all conditions of the Offer prior to the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is satisfied or waived). The Offer is not conditioned upon a minimum number of Series B Preferred Shares having been tendered. See Section 6, which sets forth in full the conditions to the Offer.

This Offer to Purchase and the Letter of Transmittal will be provided to record holders of Series B Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Series B Preferred Shares.

Section 2. Purpose of the Offer.

The Offer. The purpose of the Offer is to reduce our future dividend payments.

General. The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares, and no one has been authorized by the Company or its Board of Directors to make such a recommendation. Holders of Series B Preferred Shares should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Series B Preferred Shares, and, if so, how many Series B Preferred Shares to tender.

All of the Series B Preferred Shares purchased by the Company in the Offer will constitute authorized but unissued shares of the Company’s preferred stock, without designation, as provided in the Virginia Stock Corporation Act.

Section 3. Procedures for Tendering the Series B Preferred Shares.

All of the Series B Preferred Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Series B Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Preferred Shares into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it may have an earlier deadline for you to act to instruct it to accept the Offer on your behalf. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

Investors who hold Series B Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Series B Preferred Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

Series B Preferred Shares may be tendered and accepted for payment only in amounts equal to $1,000 liquidation preference per share and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Series B Preferred Shares must continue to hold their Series B Preferred Shares in an amount equal to at least $1,000 liquidation preference per share.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Series B Preferred Shares) of the Series B Preferred Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•

the Series B Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series B Preferred Shares in accordance with the procedures set forth in this section.

The Company will make payment for Series B Preferred Shares validly tendered and not validly withdrawn that are accepted for purchase in the Offer only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Series B Preferred Shares into the Tender Agent’s account at DTC, or an agent’s message, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Series B Preferred Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Series B Preferred Shares by causing DTC to transfer Series B Preferred Shares into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Series B Preferred Shares into the Tender Agent’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Series B Preferred Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

Appraisal Rights. You will have no appraisal rights in connection with the Offer.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Series B Preferred Shares or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Series B Preferred Shares or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Series B Preferred Shares or other payee is exempt from backup withholding, or such holder of the Series B Preferred Shares or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Series B Preferred Shares or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Series B Preferred Shares (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. Holders should indicate their exempt status on the IRS Form W-9 included as part of the Letter of Transmittal. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Series B Preferred Shares generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that

Non-U.S. Holder’s non-U.S. status. Tendering holders of the Series B Preferred Shares can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SERIES B PREFERRED SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR APPLICABLE IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Series B Preferred Shares are tendered on behalf of the holder of Series B Preferred Shares by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Series B Preferred Shares to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of material U.S. federal income tax consequences to tendering holders of the Series B Preferred Shares, see Section 13.

Return of Withdrawn Series B Preferred Shares. In the event of proper withdrawal of tendered Series B Preferred Shares, the Tender Agent will credit the Series B Preferred Shares to the appropriate account maintained by the tendering holder of Series B Preferred Shares at DTC without expense to the holder of the Series B Preferred Shares.

Determination of Validity; Rejection of Series B Preferred Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Series B Preferred Shares, and its determination will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Series B Preferred Shares that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Series B Preferred Share or any particular holder of Series B Preferred Shares, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. No tender of Series B Preferred Shares will be deemed to have been validly made until the holder of the Series B Preferred Shares cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of Series B Preferred Shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, and the tendering holder will thereby be deemed to have made the agreements with, and representations to, the Company set forth in the Letter of Transmittal, including that (i) such holder of Series B Preferred Shares has the full power and authority to tender, sell, assign and transfer the tendered Series B Preferred Shares and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

The Company’s acceptance for purchase of Series B Preferred Shares tendered under the Offer will constitute a binding agreement between the tendering holder of Series B Preferred Shares and the Company upon the terms and conditions of the Offer. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Section 4. Withdrawal Rights.

Holders of Series B Preferred Shares may withdraw Series B Preferred Shares tendered into the Offer at any time prior to the Expiration Date. Thereafter, except as described in the following sentence, such tenders are irrevocable. Holders of Series B Preferred Shares may also withdraw their Series B Preferred Shares if the Company has not accepted the Series B Preferred Shares for purchase after the expiration of forty business days from the commencement of the Offer.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal at the Tender Agent’s address set forth on the back page of this Offer to Purchase, or a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must specify the name of the tendering holder of the Series B Preferred Shares, the number of Series B Preferred Shares that the holder wishes to withdraw and the name of the registered holder of the Series B Preferred Shares.

Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Series B Preferred Shares and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding, subject to a holder’s right to challenge our determination in a court of competent jurisdiction. None of the Company, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Series B Preferred Shares may not rescind a withdrawal and any Series B Preferred Shares that a holder of Series B Preferred Shares validly withdraws will not be validly tendered for purposes of the Offer, unless the holder of Series B Preferred Shares validly retenders the withdrawn Series B Preferred Shares before the Expiration Date by following one of the procedures described in Section  3.

Section 5. Purchase of Series B Preferred Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, on the Settlement Date, we will accept for purchase any and all validly tendered and not validly withdrawn Series B Preferred Shares. We expect the Settlement Date to be June 6, 2024.

For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, the Series B Preferred Shares that are validly tendered and are not validly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Series B Preferred Shares for purchase under the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will pay for the Series B Preferred Shares that it purchases under the Offer by depositing the aggregate purchase price for such Series B Preferred Shares, plus Accrued Dividends for such Series B Preferred Shares, with DTC, which will act as agent for tendering holders for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Series B Preferred Shares.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Series B Preferred Shares purchased under the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or tendered Series B Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

If the Offer expires or terminates and any of the Series B Preferred Shares have not been accepted for purchase by us following the expiration or termination of the Offer, the holder of Series B Preferred Shares that were not accepted for purchase will continue to own those Series B Preferred Shares. The Tender Agent will credit those Series B Preferred Shares to the appropriate account maintained by the tendering holder of Series B Preferred Shares at DTC without expense to the holder of the Series B Preferred Shares.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase, purchase or pay for any Series B Preferred Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Series B Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, (i) the Financing Condition shall not have been satisfied and/or (ii) any of the following conditions have not been satisfied (or shall have been reasonable determined by the Company to have not been satisfied):

•

there shall not have been threatened, instituted or pending any action, proceeding or investigation (whether formal or informal) by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Series B Preferred Shares under the Offer or otherwise relates in any manner to the Offer or is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay settlement of the Offer or materially impair the contemplated benefits to the Company of the Offer;

•

there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for purchase of, or payment for, some or all of the Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer; or

•	delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Series B Preferred Shares;

•	in the Company’s reasonable judgment, there shall not have occurred any of the following:

•

any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case, which is reasonably likely to have a material adverse effect on the Company or an the Company’s ability to complete the Offer;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in tax law that would materially change the tax consequences of the Offer;

•

any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole; or

•	a tender or exchange offer for any or all of our shares of common stock has not been proposed, announced or made by any third party.

The “Financing Condition” refers to the consummation of the Notes Offering. The Notes Offering priced on May 6, 2024 and is expected to close on May 20, 2024, subject to customary closing conditions, at which time the Financing Condition will be satisfied.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition not being satisfied (other than any actions or inactions of the Company). The Company reserves the right, in its sole discretion, to waive any and all of the foregoing conditions, in whole or in part, at any time and from time to time, before the Expiration Date (provided that the Offer will remain open for at least five business days after the Financing Condition is satisfied or waived). The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date.

Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Date, the Company will promptly notify the holders of Series B Preferred Shares of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offer or (ii) terminate the Offer. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties, subject to a holder’s right to challenge our determination in a court of competent jurisdiction.

Section 7. Historical Price Range of the Series B Preferred Shares.

The Series B Preferred Shares are not listed on any securities exchange or in any automated quotation system. Therefore, no trading market for the Series B Preferred Shares has been established and no price history is available.

Section 8. Source and Amount of Funds.

If the Offer is fully subscribed, the Company will pay $815,670,000 including Accrued Dividends, for the Series B Preferred Shares purchased pursuant to the Offer. The Company intends to pay the consideration payable by it pursuant to the Offer, and the fees and expenses incurred by it in connection therewith, with a portion of the net proceeds from the Notes Offering. The Offer is conditioned upon the satisfaction of certain conditions, including the Financing Condition. The Notes Offering priced on May 6, 2024 and is expected to close on May 20, 2024, subject to customary closing conditions, at which time the Financing Condition will be satisfied. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Notes Offering constitute an offer to sell or a solicitation of an offer to buy any Notes.

Section 9. Certain Information Concerning the Company.

Dominion Energy, Inc., headquartered in Richmond, Virginia, is a public utility holding company and conducts its operations primarily through its subsidiaries Virginia Electric and Power Company (“Virginia Power”) and Dominion Energy South Carolina, Inc.

The mailing address and telephone number of our principal executive offices are 120 Tredegar Street, Richmond, Virginia 23219 and (804) 819-2284.

Additional Information. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

You may view and obtain copies of some of those reports and other information on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. Except for the documents specifically incorporated by reference into this Offer to Purchase, information contained on our website or that can be accessed through our website does not constitute part of this Offer to Purchase.

Incorporation by Reference. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. We make some of our filings with the SEC on a combined basis with Virginia Power. Our combined filings with the SEC represent separate filings by each of Virginia Power and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed and those portions of filings that relate to Virginia Power as a separate registrant):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024; and

•	Our Current Reports on Form 8-K filed January 12, 2024, January 29, 2024, February 22, 2024, February 26, 2024, March 7, 2024, May 3, 2024 and May 6, 2024.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

Certain Financial Information. The Company incorporates by reference the financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 23, 2024, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 2, 2024.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this Offer to Purchase has been provided. You may request a copy of these filings by writing or calling us at:

Dominion Energy, Inc.

120 Tredegar Street,

Richmond, Virginia 23219

Attn: Corporate Secretary

Telephone (804) 819-2284

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series B Preferred Shares.

As of the date hereof, there are 800,000 Series B Preferred Shares (representing $800 million in aggregate liquidation preference) issued and outstanding.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Series B Preferred Shares.

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Series B Preferred Shares during the sixty days prior to the date of this Offer to Purchase.

The terms of the Series B Preferred Shares are governed by (i) the Dominion Energy, Inc. Amended and Restated Articles of Incorporation, dated as of September 2, 2022, and (ii) the Dominion Energy, Inc. Bylaws, as amended and restated, effective February 21, 2024.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of the Series B Preferred Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offer on the Market for the Series B Preferred Shares.

All of the Series B Preferred Shares purchased by the Company in the Offer will constitute authorized but unissued shares of the Company’s preferred stock, without designation, as provided in the Virginia Stock Corporation Act.

If the Company purchases the maximum number of Series B Preferred Shares in the Offer, it will eliminate an aggregate liquidation preference of $800 million of Series B Preferred Shares.

If the Offer is completed, the number of Series B Preferred Shares that are available to be traded will be reduced. Depending on the amount of Series B Preferred Shares validly tendered and not validly withdrawn that are accepted for purchase in the Offer, any trading market for the Series B Preferred Shares that remain outstanding after the Offer may be more limited. A reduced trading volume for the Series B Preferred Shares may decrease the trading price and increase the volatility of the trading price, if any, of the Series B Preferred Shares that remain outstanding following the completion of the Offer.

From time to time after the tenth business day following the Expiration Date or other termination of the Offer, to the extent permitted by applicable law, the Company may acquire the Series B Preferred Shares that remain outstanding, whether or not the Offer settles, through open market purchases or privately negotiated transactions, exercise of optional redemption rights, tender offers or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the value of the consideration paid pursuant to the Offer, and could be paid in cash or other consideration. In addition, the Company’s Amended and Restated Articles of Incorporation provide that the Company may, at its option, redeem the Series B Preferred Shares in whole or in part, from time to time, on the First Call Date or on any fifth anniversary of such date at a redemption price in cash equal to $1,000 per share, plus any accrued and unpaid dividends to, but excluding, the redemption date. The Company may elect to exercise its option to redeem its Series B Preferred Shares on the First Call Date. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue. Whether the Company makes additional acquisitions of Series B Preferred Shares in the future will depend on many factors, including, without limitation, the business and market conditions at the time, including the price of the Series B Preferred Shares, and such other factors as the Company or its affiliates may consider relevant.

Section 12. Legal Matters; Regulatory Approvals.

The Company is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Series B Preferred Shares as contemplated by the Offer. Nor is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Series B Preferred Shares by the Company as contemplated by the Offer other than those that have been obtained. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Series B Preferred Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of the Company under the Offer to accept for purchase and pay for Series B Preferred Shares is subject to conditions. See Section 6.

Section 13. U.S. Federal Income Tax Consequences.

The following discussion is a summary of certain U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with tax consequences to tendering holders who hold their Series B Preferred Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not cover all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to Series B Preferred Shares being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that hold Series B Preferred Shares as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, and U.S. Holders whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Series B Preferred Shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of Series B Preferred Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for U.S. federal income tax purposes holds Series B Preferred Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding Series B Preferred Shares are urged to consult their tax advisors.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Series B Preferred Shares to the Company pursuant to the Offer or that any such position will not be sustained.

This discussion of certain U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of Series B Preferred Shares. Holders are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

Tax Consequences to U.S. Holders

A sale of Series B Preferred Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Series B Preferred Shares or as receiving a distribution from the Company with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment.

Under Section 302 of the Code, a sale of Series B Preferred Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Series B Preferred Shares for

U.S. federal income tax purposes, rather than as a distribution with respect to the Series B Preferred Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s equity interest in the Company, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Series B Preferred Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of the Company’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Series B Preferred Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a U.S. Holder of Series B Preferred Shares meets this test will depend on the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of Series B Preferred Shares tendered by such Holder and each of the other Holders of Series B Preferred Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Series B Preferred Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion may apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Series B Preferred Shares to the Company pursuant to the Offer.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Series B Preferred Shares tendered. Generally, a U.S. Holder’s tax basis for the Series B Preferred Shares tendered will be equal to the cost of the Series B Preferred Shares to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Preferred Shares exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, long-term capital gain on Series B Preferred Shares held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Series B Preferred Shares (i.e., Series B Preferred Shares acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Series B Preferred Shares it wishes to tender in the event that less than all of its Series B Preferred Shares are tendered.

Distribution Treatment.

If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Series B Preferred Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received, and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Series B Preferred Shares for more than one year as of the date of sale pursuant to the Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividends-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their Series B Preferred Shares.

Any portion of a sale which is treated as a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Series B Preferred Shares exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Series B Preferred Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

Tax Consequences to Non-U.S. Holders

Sale or Exchange Treatment.

Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Series B Preferred Shares pursuant to the Offer (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “Distribution Treatment”), unless:

•

the Series B Preferred Shares that are exchanged constitute a “U.S. real property interest” by reason of both our status as a USRPHC (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Series B Preferred Shares or the period that you owned the Series B Preferred Shares and you satisfying certain ownership requirements;

•

the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States; or

•	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met.

With respect to the first bullet above, generally, a corporation is a “US real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are, or have been during the applicable period, a USRPHC.

If you are a Non-U.S. Holder described in the second bullet above, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—Tax Consequences to U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Preferred Shares pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

If you are a Non-U.S. Holder described in the third bullet above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or a lower rate if so specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, subject to certain limitations.

Although you may satisfy one of the Section 302 tests described above, if a broker or other paying agent is unable to determine whether sale or exchange treatment should apply to you, such paying agent may be required to report the transaction as resulting in a distribution for U.S. federal income tax purposes that is made out of the Company’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below under “—Distribution Treatment”). In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Distribution Treatment.

If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your Series B Preferred Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Series B Preferred Shares will be determined in the manner described above for U.S. Holders (see discussion under “—Tax Consequences to U.S. Holders—Distribution Treatment”). Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable tax treaty. To obtain a reduced rate of withholding under a tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable tax treaty.

If income or gain on the Series B Preferred Shares is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “—U.S. Holders—Sale or Exchange Treatment”), subject to an applicable tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Preferred Shares the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of Series B Preferred Shares on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. We will not pay any additional amounts to holders of Series B Preferred Shares in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules.

Information Reporting and Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Holders who do not Participate in the Offer

Holders who do not participate in the Offer generally will not incur any U.S. federal income tax liability as a result of the settlement of the Offer. However, in the event that the payment by us for any purchase of Series B Preferred Shares pursuant to the Offer is treated as a taxable dividend to a holder rather than as a sale or exchange, the other holders, including the holders who do not participate in the Offer, could be deemed to have received taxable stock distributions under certain circumstances. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Series B Preferred Shares pursuant to the Offer.

Section 14. Accounting Treatment.

Upon the settlement of the Offer, the carrying value of the Series B Preferred Shares repurchased in the Offer will be removed from the preferred stock account within shareholders’ equity, and the difference between the repurchase price and the carrying value of each Series B Preferred Share repurchased (net of issuance costs) will be recorded as a change to net income to arrive at net income attributable to the Company for purposes of computing earnings per share.

Section 15. Extension of the Offer; Termination; Amendment.

The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and payment for, any Series B Preferred Shares by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. The Company also expressly reserves the right to terminate the Offer and not accept for purchase or pay for any Series B Preferred Shares not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Series B Preferred Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Series B Preferred Shares that it has accepted for purchase is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Series B Preferred Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Series B Preferred Shares. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Series B Preferred Shares in a manner reasonably designed to inform holders of Series B Preferred Shares of the change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire.

If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	the Company (i) increases or decreases the price to be paid for the Series B Preferred Shares or (ii) decreases the number of Series B Preferred Shares being sought in the Offer, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten-business day period.

Section 16. Fees and Expenses.

The Company has retained Barclays Capital Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC to act as the Dealer Managers and D.F. King & Co., Inc. to act as the Information Agent and as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Series B Preferred Shares by electronic mail, telephone, and in person, and may request brokers, dealers, commercial banks, trust companies and other nominees of Series B Preferred Shares to forward materials relating to the Offer to beneficial owners. The Dealer Managers, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Managers, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Managers or their affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses. In addition, the Dealer Managers are acting as underwriters in the Notes Offering.

No fees or commissions will be payable by the Company to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Series B Preferred Shares under the Offer. Investors who hold Series B Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees should consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Series B Preferred Shares tender Series B Preferred Shares through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent, or tender agent for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Series B Preferred Shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17. Miscellaneous.

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Series B Preferred Shares pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offer to the holders of Series B Preferred Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company. Rule 13e-3 under the Exchange Act does not apply because the number of participants who are record holders of the Series B Preferred Shares is fewer than 300. Specifically, we have been advised by The Depository Trust Company that as of April 26, 2024, there were 55 holders of record of the Series B Preferred Shares. In addition, the Series B Preferred Shares are not listed on any national securities exchange.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares, and no one has been authorized by the Company or its Board of Directors to make such a recommendation. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

The Dealer Managers for the Offer are:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Attn: Liability Management Group (800) 438-3242 (toll-free) (212) 528-7581 (collect) Email: us.lm@barclays.com	J.P. Morgan Securities LLC 383 Madison Avenue New York, NY 10179 Attn: Liability Management Group (866) 834-4666 (toll-free) (212) 834-4045 (collect)	Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020 Attn: Liability Management (866) 271-7403 (toll-free) (212) 205-7562 (collect)

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Series B Preferred Shares or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

D.F. King & Co., Inc.

By facsimile:

(For Eligible Institutions only):

(212) 709-3328

Confirmation:

(212) 269-5552

By Email:

dominion@dfking.com

By Mail, Overnight Courier or by Hand:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Please contact the Dealer Managers with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal, or other documents related to the Offer at the contact information set forth below. Holders of Series B Preferred Shares also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to confirm delivery of any Series B Preferred Shares.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Corporate Actions

Banks and Brokers call: (212) 269-5550

Toll free: (800) 431-9643

Email: dominion@dfking.com